Exhibit  10.11
                      AMENDMENT NO. 1 EMPLOYMENT AGREEMENT
                      ------------------------------------

     THIS AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT ("Amendment No. 1") is dated and entered into effective as of April 11, 2003 (the "Effective Date"), by and between RAPIDTRON, INC., a Delaware corporation ("Rapidtron"), and STEVE MEINEKE, an individual ("Meineke")

                                    RECITALS

     WHEREAS, Rapidtron and Meineke entered into an employment agreement dated January 1, 2003 (the "Employment Agreement"), which contained certain rights and duties of the parties;

     WHEREAS, Section 9.5.2 of the Employment Agreement specifies that upon a resignation for cause by Meineke, or a termination without cause by Rapidtron,
(a) Rapidtron shall immediately pay to Meineke all accrued and unpaid compensation as of the date of such termination; (b) Rapidtron shall continue to pay the Base Salary through the period twelve (12) months following the date of termination; (c) at the time of termination, Rapidtron shall pay the Incentive Bonus for the calendar year of termination as if Meineke had continued to perform for the remainder of said calendar year at the average rate of increase in Profits over the prior Term of the Employment Agreement, and (d) Rapidtron shall be required to buyout Meineke's common stock at a price determined by the "Fair Market Value", or $2.00 per share, whichever is greater;

     WHEREAS, Rapidtron and Meineke desire to amend the Employment Agreement to:
(i) delete Section 9.5.2(d); and (ii) to delete any term or condition in the Employment Agreement that would cause Rapidtron to redeem any of Meineke's common stock; and

     WHEREAS, Rapidtron and Meineke desire to amend the Employment Agreement pursuant to this Amendment No. 1.

     NOW, THEREFORE, for and in consideration of the foregoing, and of the mutual covenants, agreements, undertakings, representations and warranties contained herein, the parties hereto agree as follows:

     1.     Section  9.5.2(d)  of  the  Employment  Agreement is hereby deleted.

     2. The Employment Agreement shall be hereby amended to delete any term, condition or provision, which may cause Rapidtron to have an obligation to redeem any of Meineke's common stock.

     3. Other than as specifically provided in this Amendment No. 1, all other provisions of the Employment Agreement shall remain in full force and effect, the Merger Agreement as amended by this Amendment No. 1 constituting the sole and entire agreement between Rapidtron and Meineke as to the matters contained herein, and superseding any and all conversations, letters and other communications which may have been disseminated by the parties relating to the subject matter hereof, all of which are void and of no effect.

     IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 as of the date first above written.
Rapidtron:

     Rapidtron  Inc.,  a  Delaware  corporation


     By:  /s/ John Creel
          --------------------------------------
          John Creel, Chief Executive Officer and President

Meineke:


     By: /s/ Steve Meineke
        ---------------------------------------------
        Steve Meineke, an individual



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